CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	$ 600,000,000	$(1)
Preferred Stock Purchase Rights (2)	N/A	N/A

(1)	The securities offered pursuant to this prospectus supplement represent a portion of the $697,262,500 of securities registered on the registration statement to which this prospectus supplement relates that represent unsold securities that had been previously registered and for which the registration fee had been previously paid. Accordingly, no registration fee is due upon the filing of this prospectus supplement.
(2)	This prospectus supplement also relates to the rights to purchase shares of Series E Junior Participating Cumulative Preferred Stock of the registrant, which are attached to all shares of common stock issued, pursuant to the terms of the registrant’s Shareholder Rights Agreement dated June 18, 2007. Until the occurrence of prescribed events, the rights are not exercisable, are evidenced by the certificates for the common stock and will be transferred with and only with such common stock.

Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-155309

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 12, 2008)

$600,000,000

Boston Properties, Inc.

Common Stock

We have entered into separate sales agency financing agreements with each of BNY Mellon Capital Markets, LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. LLC (collectively, the “Sales Agents”) relating to offers and sales of shares of our common stock. In accordance with the terms of the sales agency financing agreements, we may offer and sell up to $600,000,000 of our common stock from time to time through the Sales Agents, as our agents for the offer and sale of the common stock.

The common stock will be offered at market prices prevailing at the time of sale. Each respective Sales Agent will be entitled to compensation not to exceed 2.0% of the gross sales price of all shares of common stock sold through it.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “BXP.” On June 1, 2011, the last reported sale price of our common stock as reported on the NYSE was $104.98 per share.

Investing in our common stock involves risks that are described in documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See the “Risk Factors” section on page S-3 of this prospectus supplement, beginning on page 18 of our most recent Annual Report on Form 10-K and beginning on Page 57 of our most recent Quarterly Report on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

BNY Mellon Capital Markets, LLC	BofA Merrill Lynch	Deutsche Bank Securities

J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is June 2, 2011.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the Sales Agents have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the Sales Agents are not, making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, including the documents incorporated herein by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. When we or any of the Sales Agents deliver this prospectus supplement or the accompanying prospectus or make a sale pursuant to this prospectus supplement or the accompanying prospectus, neither we nor such Sales Agents are implying that the information is current as of the date of the delivery or sale.

Prospectus Supplement

This prospectus supplement is a supplement to the accompanying prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and supersede the information in the prospectus. It is important for you to read and carefully consider all information contained in this prospectus supplement and the accompanying prospectus. You should also read and carefully consider the information in the documents to which we have referred you in “Information Incorporated by Reference.”

As used herein, the terms “we,” “us,” “our,” “Boston Properties” or the “Company” refer to Boston Properties, Inc., individually or together with its subsidiaries, including Boston Properties Limited Partnership and our predecessors.

PROSPECTUS SUPPLEMENT SUMMARY

About Our Company

We are a fully integrated, self-administered and self-managed real estate investment trust, or “REIT,” and one of the largest owners and developers of Class A office properties in the United States.

We conduct substantially all of our business through our subsidiary, Boston Properties Limited Partnership, or BPLP. We are the sole general partner and, at March 31, 2011, the owner of approximately 87.1% of the economic interests in BPLP.

Our properties are concentrated in five markets—Boston, Washington, DC, midtown Manhattan, San Francisco and Princeton, NJ. At March 31, 2011, we owned or had interests in a portfolio of 150 commercial real estate properties aggregating approximately 40.9 million net rentable square feet, including six properties under construction totaling approximately 2.2 million net rentable square feet, and structured parking for approximately 43,539 vehicles containing approximately 14.7 million square feet. At March 31, 2011, our properties consisted of:

•	144 office properties, including 125 Class A office properties (including four properties under construction) and 19 office/technical properties;

•	one hotel;

•	three retail properties; and

•	two residential properties (both of which are under construction).

At March 31, 2011, we owned or controlled undeveloped land parcels totaling approximately 513.3 acres. In addition, we have a noncontrolling interest in the Boston Properties Office Value-Added Fund, L.P., which we refer to as the “Value-Added Fund”, which is a strategic partnership with two institutional investors through which we have pursued the acquisition of value-added investments in assets within our existing markets. Our investments through the Value-Added Fund are not included in our portfolio information or any other portfolio level statistics. At March 31, 2011, the Value-Added Fund had investments in 24 buildings comprised of an office property in Chelmsford, Massachusetts and office complexes in Mountain View, California.

Our principal executive office is located at 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103 and our telephone number is (617) 236-3300.

Recent Developments

On April 15, 2011, we entered into an agreement to convey a condominium interest in 75 Ames Street upon completion of the development of the property. 75 Ames Street is a vacant land parcel adjacent to our Cambridge Center West Garage and Seven Cambridge Center properties. We will serve as project manager for a 250,000 square foot research laboratory building to be developed on the site at the buyer’s expense. Gross proceeds will aggregate approximately $56.0 million in an all cash transaction in which we expect to realize net proceeds of approximately $47.5 million including $11.4 million of development fees for our services. In May 2011, we received $46.2 million of the total gross proceeds, and we commenced our services as project manager for the development.

In May 2011, we signed a lease with the law firm of Morrison & Foerster LLP for approximately 180,000 square feet at 250 West 55th Street, our planned approximately 1,000,000 square foot office building in midtown Manhattan. Construction of the project is scheduled to resume as early as the fall of 2011, and the law firm expects to move into the completed building in the spring of 2014. Our incremental cost to complete the project, excluding capitalized interest, is expected to be approximately $400 million. Including our investment to date and capitalized interest, the total project cost upon building completion is expected to be approximately $1.05 billion. As a result of the resumption of the development, we have begun interest capitalization on our existing investment in the project of approximately $480 million and will capitalize the remaining project costs as incurred.

The Offering

Common stock offered by us	Up to $600,000,000

Use of proceeds	We will contribute the net proceeds from this offering to BPLP in exchange for a number of common units of BPLP equal to the number of shares of our common stock issued. BPLP will use the net proceeds for general business purposes, which may include investment opportunities and debt reduction. See “Use of Proceeds” on page S-4 of this prospectus supplement for additional information.

NYSE symbol	BXP

Transfer Agent and Registrar	Computershare Trust Company, N.A.

RISK FACTORS

You should carefully consider the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including (i) our Annual Report on Form 10-K for the year ended December 31, 2010, (ii) our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 and (iii) documents we file with the Securities and Exchange Commission after the date of this prospectus supplement and which are deemed incorporated by reference in this prospectus supplement before making an investment decision. These risks are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of the federal securities laws. We caution investors that any such forward-looking statements are based on beliefs and assumptions made by, and information currently available to, our management. When used, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “result,” “should,” “will” and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected by the forward-looking statements. We caution you that while forward-looking statements reflect our good-faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. Accordingly, investors should use caution in relying on forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	the continuing impact of high unemployment, which is having and may continue to have a negative effect on the following, among other things:

•	the fundamentals of our business, including overall market occupancy, tenant space utilization, and rental rates;

•

the financial condition of our tenants, many of which are financial, legal and other professional firms, our lenders, counterparties to our derivative financial instruments and institutions that hold our cash balances and short-term investments, which may expose us to increased risks of default by these parties; and

•	the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis;

•

general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate);

•	failure to manage effectively our growth and expansion into new markets and sub-markets or to integrate acquisitions and developments successfully;

•	the ability of our joint venture partners to satisfy their obligations;

•

risks and uncertainties affecting property development and construction (including, without limitation, construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities);

•

risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments, including the risk associated with interest rates impacting the cost and/or availability of financing;

•	risks associated with interest rate contracts and the effectiveness of such arrangements;

•	risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets;

•	risks associated with actual or threatened terrorist attacks;

•	costs of compliance with the Americans with Disabilities Act and other similar laws;

•	potential liability for uninsured losses and environmental contamination;

•	risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended;

•	possible adverse changes in tax and environmental laws;

•	the impact of newly adopted accounting principles on our accounting policies and on period-to-period comparisons of financial results;

•	risks associated with possible state and local tax audits;

•	risks associated with our dependence on key personnel whose continued service is not guaranteed; and

•	the other risk factors identified in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including those described under the caption “Risk Factors.”

The risks set forth above are not exhaustive. Other sections of this prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all risk factors, nor can it assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Investors should also refer to our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for future periods and Current Reports on Form 8-K as we file them with the Securities and Exchange Commission, and to other materials we may furnish to the public from time to time through Forms 8-K or otherwise, for a discussion of risks and uncertainties that may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements. We expressly disclaim any responsibility to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events, or otherwise, and you should not rely upon these forward-looking statements after the date of this prospectus supplement.

USE OF PROCEEDS

We will contribute the net proceeds from this offering to BPLP in exchange for a number of common units of BPLP equal to the number of shares of our common stock issued. BPLP intends to use the net proceeds for general business purposes, which may include investment opportunities and debt reduction.

Pending the uses described above, we may invest the net proceeds in short-term, interest-bearing, investment-grade securities.

SUPPLEMENTAL DISCLOSURE REGARDING OUR CERTIFICATE OF INCORPORATION AND BYLAWS

This summary supplements and should be read together with the general discussion of important provisions of Delaware law, our certificate of incorporation and bylaws and other governance documents which affect us and our stockholders described in the accompanying prospectus under the title “Important Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws and Other Governance Documents.” To the extent any information set forth under the title “Important Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws and Other Governance Documents” in the accompanying prospectus is inconsistent with this supplemental information, this supplemental information will apply and supersede the information in the accompanying prospectus. This supplemental information is provided on the same basis and subject to the same qualifications as are set forth in the first paragraph under the title “Important Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws and Other Governance Documents” in the accompanying prospectus as if that paragraph was set forth in this prospectus supplement.

Amendment to Certificate of Incorporation

As we have previously disclosed, in May 2010, we amended our certificate of incorporation to provide for the annual election of directors and eliminate the plurality voting standard for director elections that was contained in our certificate of incorporation. Under our certificate of incorporation, as amended, commencing with the class of directors that stood for election at the 2011 annual meeting of our stockholders, directors will stand for election for one-year terms expiring at the next succeeding annual meeting of our stockholders. The directors who were elected at the 2009 annual meeting of the our stockholders, whose terms will expire in 2012, and the directors who were elected at the 2010 annual meeting of our stockholders, whose terms will expire in 2013, will hold office until the end of their terms. In all cases, each director will hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Any director appointed to our board of directors to fill a vacancy following the 2011 annual meeting of our stockholders will hold office for a term expiring at the next annual meeting of our stockholders following such appointment. The amendment to our certificate of incorporation also provided that directors may be removed, with or without cause, by the affirmative vote of the holders of at least 75% of the voting power of our capital stock entitled to vote thereon, except that directors serving the remainder of a three-year term of office may be removed by such 75% vote only for cause.

Amendment to Bylaws

In addition, as previously disclosed, in May 2010, we amended our bylaws to provide for majority voting in uncontested elections (in which a nominee is elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election). The amendment to our bylaws also provides for a plurality voting standard in contested elections, which, generally, will include any situation in which we receives a notice that a stockholder has nominated a person for election to the board of directors at a meeting of our stockholders that is not withdrawn on or before the tenth day before our first mails its notice for such meeting to its stockholders. In connection with the approval of amendment of our bylaws, we also amended our Corporate Governance Guidelines to create a director resignation policy that sets forth our board of directors’ expectation that any director that fails to receive the required majority vote in an uncontested election will promptly tender his or her resignation to our board of directors for its consideration. This amendment to our Corporate Governance Guidelines also provides that our board of directors will act on any such tendered resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision.

SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This summary supplements and should be read together with the general discussion of the tax considerations relating to the ownership and disposition of common stock described in the accompanying prospectus under the title “United States Federal Income Tax Considerations.” To the extent any information set forth under the title “United States Federal Income Tax Considerations” in the accompanying prospectus is inconsistent with this supplemental information, this supplemental information will apply and supersede the information in the accompanying prospectus. This supplemental information is provided on the same basis and subject to the same qualifications as are set forth in the first four paragraphs under the title “United States Federal Income Tax Considerations” in the accompanying prospectus as if those paragraphs were set forth in this prospectus supplement.

Part Cash, Part Stock Dividends

Because we intend to qualify as a REIT, we must satisfy certain annual distribution requirements imposed by the Internal Revenue Code. Under IRS Revenue Procedure 2010-12, a REIT may distribute taxable dividends that are partially payable in cash and partially payable in stock in order to meet the annual REIT distribution requirements. Under this IRS guidance, up to 90% of any such taxable dividend declared on or before December 31, 2012, with respect to a taxable year ending on or before December 31, 2011 could be payable in stock. Taxable U.S. stockholders receiving such dividends will be required to include as dividend income the fair market value of the stock received plus any cash or other property received in the distribution, to the extent of the REIT’s current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, a U.S. stockholder may be required to pay tax with respect to such dividends in excess of the cash received. If a U.S. stockholder sells the stock it received as a dividend, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, a REIT may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. Through June 2, 2011, we have paid all of our dividends in cash. However, there can be no assurance that we will continue to pay dividends in cash.

BPLP’s Classification as a Partnership may be affected by Proposed Legislation

In recent years, Congress has considered and the Obama administration has proposed legislative proposals to treat all or part of certain income allocated to a partner by a partnership in respect of certain services provided to or for the benefit of the partnership (“carried interest revenue”) as ordinary income for U.S. federal income tax purposes. Under previously proposed legislation, carried interest revenue could be treated as non-qualifying income for purposes of the “qualifying income” exception to the publicly-traded partnership rules. Although this previously proposed legislation provides an exception for certain partnerships if 50% or more of its interests are owned by a REIT, it is not clear whether that exception would apply to BPLP nor is it clear what form final legislation, if any, may take. If a final bill is enacted that treats carried interest revenue as non-qualifying income for purposes of the “qualifying income” exception, this could result in BPLP being taxable as a corporation for U.S. federal income tax purposes if interests in BPLP are treated as publicly traded and if the amount of any such carried interest revenue plus any other non-qualifying income earned by BPLP exceeds 10% of its gross income in any taxable year.

Withholding of Foreign Accounts

Additional U.S. federal income tax withholding rules apply to certain payments made after December 31, 2012 to foreign financial institutions and certain other non-U.S. entities unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertakes to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent them from complying with these reporting and other requirements. Prospective investors are encouraged to consult their tax advisors regarding this legislation.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. persons that are individuals, estates or trusts will be required to pay an additional 3.8% tax (the “Medicare Tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Net investment income generally would include dividends on our common stock and net gain from the disposition of our common stock. If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare Tax to your income and gains in respect of your investment in the common stock.

Sunset of Tax Rates

On December 17, 2010, the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 (the “Act”) was enacted. Among other things, the Act extended until December 31, 2012 certain reduced tax rates that had been scheduled to expire after December 31, 2010, including the reduced rate of tax on capital gains, the application of the capital gains tax rate to certain “qualified” dividends and the reduced rate of backup withholding discussed in the accompanying prospectus under the title “United States Federal Income Tax Considerations.” As noted in the accompanying prospectus, dividends paid by us will generally not constitute qualified dividend income eligible for the reduced tax rate for non-corporate U.S. stockholders and will generally be taxable at the higher ordinary income tax rates.

PLAN OF DISTRIBUTION

We have entered into separate sales agency financing agreements, each dated as of June 2, 2011, with each of the Sales Agents under which we may issue and sell up to an aggregate of $600,000,000 of our common stock from time to time through the Sales Agents, as our agents for the offer and sale of the shares, for a period of up to three years. The sales, if any, of the common stock under a sales agency financing agreement will be made in “at the market” offerings as defined in Rule 415 of the Securities Act of 1933, including sales made directly on the NYSE, the existing trading market for our common stock, or sales made to or through a market maker or through an electronic communications network. In addition, our common stock may be offered and sold by such other methods, including privately negotiated transactions, as we and any Sales Agent agree to in writing.

From time to time during the term of the sales agency financing agreements, we may deliver an issuance notice to one of the Sales Agents specifying the length of the selling period (not to exceed five trading days), the amount of common stock to be sold (the aggregate sales price of such shares not to exceed $150,000,000 during any selling period without such Sales Agent’s prior written consent) and the minimum price below which sales may not be made. Upon receipt of an issuance notice from us, and subject to the terms and conditions of the respective sales agency financing agreements, each Sales Agent agrees to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares on such terms. We or any such Sales Agent may suspend the offering of our common stock at any time upon proper notice to the other, upon which the selling period will immediately terminate. Settlement for sales of our common stock will occur on the third trading day following the date on which any sales were made, unless we agree otherwise with the relevant Sales Agent. The obligation of any Sales Agent under its respective sales agency financing agreement to sell shares pursuant to any issuance notice is subject to a number of conditions, which such Sales Agent reserves the right to waive in its sole discretion.

We will pay each respective Sales Agent commissions not to exceed an aggregate of 2.0% of the gross sales price of all shares sold through it as agent under its sales agency financing agreement. We have also agreed to reimburse the Sales Agents for their reasonable documented out-of-pocket expenses, including fees and expenses of counsel, in connection with the sales agency financing agreements; provided that we are not required to reimburse the Sales Agents for more than $50,000 of such fees and expenses of counsel.

Sales of our common stock as contemplated by this prospectus supplement will be settled through the facilities of the Depository Trust Company or by such other means as we and the Sales Agents may agree upon.

In connection with the sale of our common stock hereunder, the Sales Agents may each be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and the compensation paid to the Sales Agents may be deemed to be underwriting commissions or discounts. We have agreed to indemnify the Sales Agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

The Sales Agents have determined that our common stock is an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Securities Exchange Act of 1934 by Rule 101(c)(1) under that Act. If a Sales Agent or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Securities Exchange Act of 1934 are not satisfied, that party will promptly notify the other and sales of common stock under the sales agency financing agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of the Sales Agent and us.

The offering of our common stock pursuant to any sales agency financing agreement will terminate upon the earlier of (1) the sale of the maximum aggregate amount of our common stock subject to the sales agency financing agreements, (2) the third anniversary of the date of such sales agency financing agreement or (3) the termination of such sales agency financing agreement by either us or the respective Sales Agent at any time in the respective party’s sole discretion.

We have agreed not to directly or indirectly sell, offer to sell, contract to sell, grant any option to sell or otherwise dispose of, our common stock or securities convertible into or exchangeable for our common stock, warrants or any rights to purchase or acquire our common stock for a period beginning on the first trading day prior to the delivery of any issuance notice to any of the Sales Agents and ending on the first trading day following the settlement date for our common stock sold pursuant to the applicable issuance notice, without the prior written consent of such respective Sales Agent. This consent may be given at any time without public notice. The restriction described in this paragraph does not apply to:

•	common stock we offer or sell pursuant to the sales agency financing agreement;

•

common stock we issue upon the exercise of an option or a warrant or the conversion or exchange of a security outstanding before the first trading day prior to the delivery of any issuance notice to any of the Sales Agents;

•

the grant of options to purchase shares of common stock or the issuance of common stock, units of limited partnership in BPLP or any securities convertible into or exchangeable for our common stock that we issue to employees, officers, directors, advisors or consultants pursuant to any current or future director or employee equity or benefit plan;

•	common stock purchased or sold under any current or future dividend reinvestment and stock purchase plan;

•	common stock or units of limited partnership in BPLP issued upon redemption or exchange of units of limited partnership in BPLP; or

•	common stock or any securities convertible into or exchangeable for our common stock we issue in full or partial consideration in connection with future acquisitions or strategic investments.

Certain of the Sales Agents and their affiliates have engaged in, and may in the future engage in, commercial banking, derivatives, financial advisory and investment banking transactions and services and other commercial transactions and services in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Certain affiliates of the Sales Agents are lenders and/or agents under our $1.0 billion unsecured credit facility and our mortgage indebtedness and construction loan facilities and those of our unconsolidated joint ventures and other affiliates. Certain of the Sales Agents and their affiliates have acted, and may in the future act, as counterparties to rate lock agreements, interest rate swaps or other hedging transactions entered into by us or our unconsolidated joint ventures and other affiliates. We also lease space in our properties to certain of the Sales Agents and their affiliates.

LEGAL MATTERS

Goodwin Procter LLP, Boston, Massachusetts, will pass upon certain matters relating to this offering for us. Certain legal matters will be passed upon for the Sales Agents by Skadden, Arps, Slate, Meagher  & Flom LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the accompanying prospectus as supplemented by this prospectus supplement by reference to Boston Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

BOSTON PROPERTIES, INC.

Common Stock

Preferred Stock

Stock Purchase Contracts

Depositary Shares

Warrants

Boston Properties, Inc. and selling security holders of Boston Properties Inc. may from time to time offer to sell common stock, preferred stock, stock purchase contracts and warrants under this prospectus. The preferred stock of Boston Properties, Inc. may either be sold separately or represented by depositary shares and may be convertible into common stock or preferred stock of another series. Each time we or selling security holders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of any securities offered, the specific manner in which the securities will be offered and the identity of any selling security holders. The prospectus supplement may add to, update or change the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

We or our selling security holders may offer securities directly to investors, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of securities, their names, and any applicable purchase price, fee, commission, or discount arrangement with, between, or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We will not receive any of the proceeds from the sale of securities by the selling security holders.

The common stock of Boston Properties, Inc. is listed on the New York Stock Exchange under the symbol “BXP.” On November 11, 2008, the last reported sale price of our common stock on the New York Stock Exchange was $58.35 per share.

Investing in our securities involves various risks. See “Risk Factors” beginning on page 3 as well as the risk factors contained in documents we file with the Securities and Exchange Commission and which are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 12, 2008.

PROSPECTUS SUMMARY

About this Prospectus

This prospectus is part of a “shelf” registration statement that we have filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we and/or our selling security holders are registering an unspecified amount of common stock, preferred stock, stock purchase contracts and warrants, and may sell such securities, at any time and from time to time, in one or more offerings.

As used in this prospectus and the registration statement on Form S-3 of which this prospectus is a part, unless the context otherwise requires, the terms “we,” “us,” “our,” “Boston Properties” and the “Company” refer to Boston Properties, Inc., a Delaware corporation organized in 1997, individually or together with its subsidiaries, including Boston Properties Limited Partnership, a Delaware limited partnership, and our predecessors.

Boston Properties Limited Partnership is the entity through which Boston Properties, Inc. conducts substantially all of its business and owns substantially all of its assets. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

About our Company

We are a fully integrated self-administered and self-managed real estate investment trust, or “REIT,” and one of the largest owners and developers of Class A office properties in the United States. Our properties are concentrated in five markets—Boston, midtown Manhattan, Washington, D.C., San Francisco and Princeton, NJ. We conduct substantially all of our business through our subsidiary, Boston Properties Limited Partnership. We are the sole general partner and the owner of approximately 84.1% of the economic interests in Boston Properties Limited Partnership as of September 30, 2008.

At September 30, 2008, we owned or had interests in a portfolio of 146 commercial real estate properties aggregating approximately 48.5 million net rentable square feet, including 14 properties under construction totaling approximately 4.4 million net rentable square feet, and structured parking for approximately 32,542 vehicles containing approximately 10.3 million square feet. At September 30, 2008, our properties consisted of:

•	142 office properties, including 122 Class A office properties (including 14 properties under construction) and 20 office/technical properties;

•	one hotel; and

•	three retail properties.

At September 30, 2008, we owned or controlled undeveloped land parcels totaling approximately 583.0 acres. In addition, we have a minority interest in the Boston Properties Office Value-Added Fund, L.P. which we refer to as the Value-Added Fund, which is a strategic partnership with two institutional investors through which we have pursued the acquisition of value-added investments in assets within our existing markets. Our investments through the Value-Added Fund are not included in our portfolio information or any other portfolio level statistics. At September 30, 2008, the Value-Added Fund had investments in 26 buildings comprised of an office property in Chelmsford, Massachusetts and office complexes in San Carlos, California and Mountain View, California.

Our principal executive office is located at 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103 and our telephone number is (617) 236-3300.

RISK FACTORS

You should carefully consider the risks described in the documents incorporated by reference in this prospectus before making an investment decision. These risks are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including (i) our Annual Report on Form 10-K, (ii) our Quarterly Reports on Form 10-Q and (iii) documents we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, and any accompanying prospectus supplement, contain forward-looking statements within the meaning of the federal securities laws. We caution investors that any forward-looking statements presented in this prospectus or any of the documents incorporated by reference, or which management may make orally or in writing from time to time, are based on beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “result,” “should,” “will” and similar expressions which do not relate solely to historical matters are intended to identify forward looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected by the forward-looking statements. We caution you that while forward-looking statements reflect our good-faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward looking statements, whether as a result of new information, future events, or otherwise. Accordingly, investors should use caution in relying on forward looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	the impact of the current credit crisis and global economic slowdown, which is having and may continue to have a negative effect on the following, among other things:

•	the fundamentals of our business, including overall market occupancy and rental rates;

•

the financial condition of our tenants, many of which are financial, legal and other professional firms, our lenders, counterparties to our derivative financial instruments and institutions that hold our cash balances and short-term investments, which may expose us to increased risks of default by these parties;

•

our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and refinance existing debt and our future interest expense; and

•	the value of our real estate assets, which may limit our ability dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis;

•

general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate);

•	failure to manage effectively our growth and expansion into new markets and sub-markets or to integrate acquisitions and developments successfully;

•	the ability of our joint venture partners to satisfy their obligations;

•

risks and uncertainties affecting property development and construction (including, without limitation, construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities);

•

risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments, including the risk associated with interest rates impacting the cost and/or availability of financing;

•	risks associated with interest rate hedging contracts and the effectiveness of such arrangements;

•	risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets;

•	risks associated with actual or threatened terrorist attacks;

•	costs of compliance with the Americans with Disabilities Act and other similar laws;

•	potential liability for uninsured losses and environmental contamination;

•	risks associated with Boston Properties, Inc.’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended;

•	possible adverse changes in tax and environmental laws;

•	the impact of newly adopted accounting principles on our accounting policies and on period-to-period comparisons of financial results;

•	risks associated with possible state and local tax audits;

•	risks associated with our dependence on key personnel whose continued service is not guaranteed; and

•

the other risk factors identified in each of our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including those described under the caption “Risk Factors,” and our other reports filed from time to time with the SEC and any prospectus supplement.

The risks included herein are not exhaustive and you should be aware that there may be other factors which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Investors should also refer to our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are incorporated herein by reference and for future periods as we file them with the SEC, and to other materials we may furnish to the public from time to time through Forms 8-K or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at

1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange (the “NYSE”), which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed and traded on the NYSE under the symbol of “BXP.”

We have a website located at http://www.bostonproperties.com. The information on our website is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. Our SEC file number is 1-13087. We are incorporating by reference the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 29, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 filed on May 12, 2008, August 11, 2008 and November 10, 2008, respectively;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on June 12, 1997, including any amendments and reports filed for the purpose of updating such description;

•

the description of the rights to purchase shares of Series E Junior Participating Cumulative Preferred Stock contained in our Registration Statement on Form 8-A filed on June 18, 2007, including any amendments and reports filed for the purpose of updating such description; and

•

our Current Reports on Forms 8-K and 8-K/A filed on January 29, 2008, May 28, 2008, June 12, 2008, July 23, 2008, August 12, 2008, August 13, 2008, August 14, 2008 (two Form 8-Ks), August 20, 2008, September 16, 2008 and October 24, 2008 (one Form 8-K and one Form 8-K/A).

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act on or after the date of this prospectus and prior to the termination of this offering shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference in this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, by writing or telephoning us at the following:

Boston Properties, Inc.

The Prudential Center

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199-8103

Attention: Investor Relations

(617) 236-3300

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth Boston Properties, Inc.’s historical ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Ratio of Earnings to Fixed Charges	1.99	4.98	4.35	2.52	1.94	2.06

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Earnings consist of income before minority interests in property partnerships, income from unconsolidated joint ventures, minority interest in Boston Properties Limited Partnership, gains on sales of real estate and other assets, discontinued operations, cumulative effect of a change in accounting principle and preferred dividend, plus gains on sales of real estate and other assets, amortization of interest capitalized, distributions from unconsolidated joint ventures, and fixed charges, minus interest capitalized and preferred distributions. Fixed charges consist of interest expensed, which includes credit enhancement fees and amortization of loan costs, and interest capitalized.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS

The following table sets forth Boston Properties, Inc.’s historical ratios of earnings to combined fixed charges and preferred distributions for the periods indicated:

	Nine Months Ended September 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Ratio of Earnings to Combined Fixed Charges and Preferred Distributions	1.97	4.82	4.05	2.32	1.84	1.92

The ratio of earnings to combined fixed charges and preferred distributions was computed by dividing earnings by combined fixed charges and preferred distributions. Earnings consist of income before minority interests in property partnerships, income from unconsolidated joint ventures, minority interest in Boston Properties Limited Partnership, gains on sales of real estate and other assets, discontinued operations, cumulative effect of a change in accounting principle and preferred dividend, plus gains on sales of real estate and other assets, amortization of interest capitalized, distributions from unconsolidated joint ventures, and combined fixed charges and preferred distributions, minus interest capitalized and preferred distributions. Combined fixed charges and preferred distributions consist of interest expensed, which includes credit enhancement fees and amortization of loan costs, interest capitalized, and preferred distributions

USE OF PROCEEDS

Boston Properties, Inc. is required by the terms of the partnership agreement of Boston Properties Limited Partnership to contribute the net proceeds of any sale of common stock, preferred stock, stock purchase contracts, depositary shares or warrants to Boston Properties Limited Partnership in exchange for securities of Boston Properties Limited Partnership with economic interests that are substantially similar to the securities issued by Boston Properties, Inc.

Unless we provide otherwise in a supplement to this prospectus, following our contribution of the net proceeds to Boston Properties Limited Partnership, we intend to use the net proceeds from our sale of the securities covered by this prospectus for one or more of the following:

•	the acquisition, development, and improvement of properties;

•	the repayment of debt;

•	capital expenditures;

•	working capital; and

•	other general corporate purposes.

We will not receive any of the proceeds of the sale by selling security holders of the securities covered by this prospectus.

DESCRIPTION OF COMMON STOCK

The following is a summary of the material terms and provisions of Boston Properties, Inc. common stock. It may not contain all the information that is important to you. You can access complete information by referring to the certificate of incorporation and bylaws of Boston Properties, Inc., the shareholder rights plan of Boston Properties, Inc. and the Delaware General Corporation Law, and the following summary is qualified by reference to such documents and the applicable provision of the Delaware General Corporate Law. The shareholder rights plan, certificate of incorporation and bylaws are incorporated by reference into this prospectus.

General

Under the certificate of incorporation, we have the authority to issue 250,000,000 shares of common stock, par value $0.01 per share. On September 30, 2008, there were:

•	119,851,868 shares of our common stock issued and outstanding;

•

20,195,785 common units of partnership interest in Boston Properties Limited Partnership issued and outstanding (other than the common units held by Boston Properties, Inc.), each of which is redeemable for one share of our common stock (if we elect to issue common stock rather than pay cash upon such redemption);

•

946,369 long term incentive units of partnership interest in Boston Properties Limited Partnership issued and outstanding (excluding 1,085,861 long term incentive units granted under our 2008 Outperformance Plan, which have not yet been earned) pursuant to the Long-Term Incentive Plan, each of which, upon the satisfaction of certain conditions, is convertible into one common unit; and

•

1,113,044 Series Two preferred units of partnership interest in Boston Properties Limited Partnership issued and outstanding, each of which is currently convertible into approximately 1.312336 common units (or a total of 1,460,688 common units).

We may issue common stock from time to time. Our board of directors must approve the amount of stock we sell and the price for which it is sold. Holders of our common stock do not have any preferential rights or preemptive rights to buy or subscribe for capital stock or other securities that we may issue. However, each outstanding share of our common stock currently has attached to it one preferred stock purchase right issued under our shareholder rights plan, which is summarized below. Our common stock does not have any redemption or sinking fund provisions or any conversion rights.

All of our common stock, when issued, will be duly authorized, fully paid and nonassessable. This means that the full price for our outstanding common stock will have been paid at the time of issuance and that any holder of our common stock will not later be required to pay us any additional money for our common stock.

Dividends

Subject to the preferential rights of any other shares of our stock and the provisions of our certificate of incorporation regarding excess stock, holders of our common stock may receive dividends out of assets that we can legally use to pay dividends when and if they are authorized and declared by our board of directors. In the event we are liquidated, dissolved or our affairs are wound up, each common stockholder shares in the same proportion as other common stockholders out of assets that we can legally use to pay distributions after we pay or make adequate provision for all of our known debts and liabilities.

Voting Rights

Subject to the provisions of our certificate of incorporation regarding excess stock, holders of common stock will have the exclusive power to vote on all matters presented to our stockholders, including the election of directors, except as otherwise provided by Delaware law or as provided with respect to any other shares of our stock. Holders of our common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes present in person or represented by proxy and entitled to vote at a meeting at which a quorum is present, subject to any voting rights granted to holders of any then outstanding preferred stock.

Other Rights

Subject to the provisions of our certificate of incorporation regarding excess stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law.

Delaware law generally requires that we obtain the approval of a majority of the outstanding shares of our common stock that are entitled to vote before we may consolidate or merge with another corporation. However, Delaware law does not require that we seek approval of our stockholders to enter into a merger in which we are the surviving corporation following the merger if:

•	our certificate of incorporation is not amended in any respect by the merger;

•	each share of our stock outstanding prior to the merger is to be an identical share of stock following the merger; and

•

any shares of common stock (together with any other securities convertible into shares of common stock) to be issued or delivered as a result of the merger represent in the aggregate no more than 20% of the number of shares of our common stock outstanding immediately prior to the merger.

Restrictions on Ownership

For us to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year. To assist us in meeting this requirement, we may take actions including the automatic conversion of shares in excess of this ownership restriction into excess stock to limit the ownership of our outstanding equity securities, actually or constructively, by one person or entity. See “Limits on Ownership of Common Stock” beginning on page 24.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Under our certificate of incorporation, we have authority to issue up to 50,000,000 shares of preferred stock. We do not have any preferred stock outstanding as of the date of this prospectus. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors. Prior to issuance of shares of each series, our board of directors is required by the Delaware General Corporation Law and our certificate of incorporation to fix for each series, subject to the provisions of our certificate of incorporation regarding excess stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Delaware law. The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of our common stock might believe to be in their best interests or in which holders of some, or a majority, of our common stock might receive a premium for their shares over the then market price of our common stock.

Under our certificate of incorporation we have authority to issue up to 150,000 shares of Series E junior participating cumulative preferred stock. None of the Series E junior participating cumulative preferred stock is issued or outstanding. Shares of our Series E junior participating cumulative preferred stock may be issued under our shareholder rights plan, which is summarized below.

Shareholder Rights Plan

In 1997, our board of directors adopted a shareholder rights plan and entered into a shareholder rights agreement with Computershare Trust Company, N.A. (as successor to BankBoston, N.A.), as rights agent. In 2007, our board of directors determined it was in the best interests of our stockholders to extend the benefits afforded by this shareholder rights plan by entering into a new shareholder rights agreement with Computershare Trust Company, N.A., as rights agent. The rights may discourage, delay or prevent hostile takeovers. They are not intended, however, to interfere with any merger or other business combination approved by our board of directors.

Under our shareholder rights plan, one preferred stock purchase right is attached to each outstanding share of our common stock. We refer to these preferred stock purchase rights as the “rights.” Each share of common stock issued in the future will also receive a right until any of the rights become exercisable. Until a right is exercised, the holder of a right does not have any additional rights as a stockholder. These rights will expire on June 29, 2017, unless previously redeemed or exchanged by us as described below. These rights trade automatically with our common stock and will separate from the common stock and become exercisable only under the circumstances described below.

In general, the rights will separate from our common stock and become exercisable when the first of the following events happens:

(1)	ten calendar days after a public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of more than 15% of the sum of our outstanding common stock and excess stock, the date of such public announcement being referred to as a stock acquisition date; or

(2)	ten business days, or such other date determined by our board of directors, after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning more than 15% of the sum of our outstanding common stock and excess stock.

Under our shareholder rights plan, shares of our common stock that may be issued upon redemption of outstanding common units of limited partnership interest in Boston Properties Limited Partnership are not included in the definition of beneficial ownership.

However, if a person who became a limited partner of Boston Properties Limited Partnership at the time of our initial public offering acquires beneficial ownership of more than 15% of the sum of our common stock and excess stock, the rights will not become exercisable unless the acquisition results in that person acquiring a percentage of the outstanding shares of our outstanding common stock plus outstanding common units of limited partnership interest of Boston Properties Limited Partnership that is greater than the percentage of outstanding shares of common stock plus outstanding common units of limited partnership interest of Boston Properties Limited Partnership that such person held at the completion of our initial public offering. In addition, no group of which Messrs. Zuckerman or E. Linde, any of their respective heirs, legatees or devisees, or any other person whose beneficial ownership of shares of our common stock would be attributed to Mr. Zuckerman and Mr. E. Linde, respectively, under the Internal Revenue Code, will be deemed to beneficially own any of our securities owned by that person. Common units of limited partnership interest of Boston Properties Limited Partnership held by Boston Properties, Inc. are excluded in making these calculations.

If the rights become exercisable, holders of the rights will be able to purchase from us a unit of preferred stock equal to one one-thousandth of a share of our Series E junior participating cumulative preferred stock at a cash exercise price of $100 per unit, subject to adjustment. We have designated 200,000 shares of Series E junior participating cumulative preferred stock and have reserved these shares for issuance under our shareholder rights plan. However, all rights owned by any persons or groups triggering the event shall be void.

In the event that a stock acquisition date occurs, the rights (other than those held by the person or group triggering the stock acquisition date, whose rights will become null and void) will be exercisable for units of our Series E junior participating cumulative preferred stock having a market value of two times the exercise price of the rights.

In addition, if at any time following a stock acquisition date:

•	we enter into a merger or other business combination transaction in which we are not the surviving entity;

•

we enter into a merger or other business combination transaction in which all or part of our common stock is exchanged for stock or other securities of any other person or cash or any other property; or

•	we sell, transfer or mortgage 50% or more of our assets or earning power;

then each holder of a right, other than rights held by the person or group who triggered the event, will be entitled to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the right.

At any time on or after the date on which the rights separate and become exercisable, our board of directors may, at its option, exchange all or any part of the then outstanding and exercisable rights for shares of our common stock or units of Series E junior participating cumulative preferred stock at an exchange ratio of one share or one unit per right. However, our board of directors generally will not be empowered to effect an exchange at any time after any person becomes the beneficial owner of 50% or more of our outstanding common stock.

We may redeem the rights in whole, but not in part, at a price of $.001 per right at any time before the earlier of (1) the date that is ten calendar days after a stock acquisition date or (2) the expiration date of the rights plan. The rights will expire at the close of business on June 29, 2017 unless we redeem them before that date.

We may, in our sole discretion, amend any provision of the rights agreement until the rights become exercisable. After the rights become exercisable, we may, subject to specified limitations, amend the rights agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of the holders of the rights.

The above description of our shareholder rights plan is not intended to be a complete description. For a full description of the shareholder rights plan, you should read the shareholder rights agreement. The foregoing description of shareholder rights plan is qualified in its entirety by reference to the shareholder rights agreement. A copy of the shareholder rights agreement has been filed with the SEC and is incorporated herein by reference.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of shares of our preferred stock that we or selling security holders may offer by this prospectus. We may issue preferred stock in one or more series; each series of preferred stock will have its own rights and preferences. We will describe in a prospectus supplement (1) the specific terms of the series of any preferred stock offered through that prospectus supplement and (2) any general terms outlined in this section that will not apply to those shares of preferred stock. This summary of terms is not complete. For additional information before you buy any preferred stock you should read our certificate of incorporation and bylaws that are in effect on the date that we offer any preferred stock, as well as any applicable amendment to our certificate of incorporation designating the terms of a series of preferred stock.

General

Under our certificate of incorporation, we have the authority to issue up to 50,000,000 shares of preferred stock, par value $0.01 per share. Prior to issuing shares of preferred stock of a particular series, our board of directors will determine or fix the terms of that series of preferred stock, as described below.

When we issue shares of preferred stock, they will be fully paid and nonassessable. This means the full purchase price for the outstanding preferred stock will be paid at issuance and that the purchasers of shares of preferred stock will not be required later to pay us any additional consideration for those shares. The preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future. This means that the purchasers of shares of preferred stock will not receive any rights, as a holder of preferred stock, to buy any portion of the securities which we may issue in the future. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, our board of directors may grant the holders of any series or class of preferred stock preferences, powers, and rights, voting or otherwise, senior to the rights of holders of shares of common stock. The issuance or possibility of issuance of preferred stock could have the effect of delaying or preventing a change in control of our company.

Terms

The preferred stock will have the dividend, liquidation, redemption, voting, and conversion rights described in this section unless we state otherwise in the applicable prospectus supplement. The liquidation preference is not indicative of the price at which the preferred stock will actually trade on or after the date of issuance. You should read the prospectus supplement relating to the particular series of the preferred stock for specific terms, including:

•	the title and liquidation preference of such preferred stock and the number of shares offered;

•	the initial offering price of such preferred stock;

•

the dividend rate or rates (or method of calculation), the dividend periods, the date(s) on which dividends will be payable and whether the dividends will be cumulative or noncumulative, and, if cumulative, the dates from which the dividends will start to cumulate;

•	procedures for any auction and remarketing, if any;

•	any listing of such preferred stock on any securities exchange;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any voting rights;

•	any other specific terms, preferences, rights, limitations, or restrictions of such preferred stock;

•	discussion of federal income tax considerations applicable to such preferred stock;

•	relative ranking and preference of such preferred stock as to dividend rights and rights upon liquidation, dissolution, or winding up of our business;

•

any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon liquidation, dissolution, or winding up of our business; and

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT.

Rank

Unless we state otherwise in the applicable prospectus supplement, each series of preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution, or winding up of our business, rank:

•	senior to our common stock and any of our other equity securities ranking junior to such series of preferred stock;

•	on a parity with all of our equity securities which according to their terms rank on a parity with such series of preferred stock; and

•	junior to all of our equity securities which according to their terms rank senior to such series of preferred stock.

The term “equity securities” does not include any convertible debt securities we may issue.

Dividends

As a holder of shares of preferred stock, you will be entitled to receive cash dividends, if declared by our board of directors, out of our assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will state the dividend rate or rates (or method of calculation) and dates on which the dividends will be payable for such series. We will pay dividends to the holders of record as they appear on our stock transfer books on the record dates fixed by our board of directors.

The applicable prospectus supplement will also state whether the dividends on any series of the preferred stock are cumulative or non-cumulative. Dividends, if cumulative, will accumulate from and after the dates stated in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are non-cumulative, then the holders of such series of the preferred stock will have no right to receive a dividend for the dividend period ending on such dividend payment date, and we will not be obligated to pay the dividend accrued for such period, even if our board of directors declares a dividend in the future.

We will not pay a dividend on any class or series of stock ranking as to dividends equal with or junior to a series of preferred stock unless:

•

if such series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid (or declared and sufficient money is set apart for payment); or

•

if such series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid (or declared and sufficient money is set apart for the payment).

If at any time full dividends will not be paid (or declared and sufficient money set apart for payment) on all shares of preferred stock ranking equal as to dividends, then:

•	we will declare any dividends pro rata among all shares of preferred stock ranking equal as to dividends. This means that the dividends we declare per share on each series of such preferred stock,

•

which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, will bear the same relationship to each other that the full accrued dividends per share on each such series of preferred stock bear to each other;

•

other than pro rata dividends, we will not declare or pay any dividends or set any money aside for payment of dividends, except dividends paid in the form of securities ranking junior to the preferred stock as to dividends and upon liquidation, or declare or make any distributions upon any security ranking junior to or equal with the preferred stock as to dividends or upon liquidation; and

•

we will not redeem, purchase, or otherwise acquire, or set aside money for a sinking fund for, any securities ranking junior to or equal with the preferred stock as to dividends or upon liquidation, except by conversion into or exchange for shares junior to the preferred stock as to dividends and upon liquidation.

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option and may be subject to mandatory redemption pursuant to a sinking fund, or otherwise, as we may describe in the applicable prospectus supplement.

If a series of preferred stock is subject to mandatory redemption, we will specify the following in the applicable prospectus supplement:

•	the date on which such mandatory redemption shall commence and the number of shares of such preferred stock that we will redeem each year after such date;

•	the redemption price; and

•

whether the redemption price will be paid in cash or other property together with an amount equal to all accrued and unpaid dividends, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, to the date of redemption.

If we are only permitted to pay the redemption price of a series of preferred stock from the net proceeds of the issuance of shares of our capital stock and the proceeds from such issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that such preferred stock will automatically and mandatorily be converted into shares of our capital stock pursuant to conversion provisions which we will specify in the applicable prospectus supplement.

Even if the terms of a series of preferred stock permit us to redeem such shares of preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due, we will not:

•	redeem any preferred stock of that series unless we simultaneously redeem all outstanding shares of preferred stock of that series; and

•

purchase or otherwise acquire any preferred stock of that series, except by conversion into or exchange for shares of our capital stock ranking junior to such preferred stock as to dividends and upon liquidation.

The prohibitions regarding redemption discussed in the prior sentence will not restrict us from purchasing or acquiring preferred stock of any series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to all holders of that series.

If fewer than all of the outstanding shares of any series of preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. Except when such redemption is to preserve our status as a REIT, we may redeem the shares pro rata from the holders of record in proportion to the number of such shares held by them or for which such holder requested redemption, with adjustments to avoid redemption of fractional shares, or by any other equitable manner that we determine.

Unless we state otherwise in the applicable prospectus supplement, we will give notice of redemption by mailing a notice to each record holder of shares to be redeemed between 30 and 60 days prior to the date fixed for redemption. Each notice shall state:

•	the redemption date;

•	the number of shares and series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where the holders of such preferred stock may surrender the certificates for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

•	the date upon which the holder’s conversion rights, if any, will terminate.

If we redeem fewer than all shares of any series of preferred stock, we will specify in the notice to each holder the number of shares to be redeemed from such holder. If we have given notice of redemption of any preferred stock and we have set aside the funds necessary for the payment of the redemption price, then beginning on the redemption date, the dividends on the preferred stock called for redemption will no longer accrue, and the holders will no longer have any rights as stockholders except to receive the redemption price.

Liquidation Rights

Unless we state otherwise in the applicable prospectus supplement, if we voluntarily or involuntarily liquidate, dissolve, or wind up our business, the holders of each series of preferred stock will be entitled to receive:

•	liquidating distributions, if any, in the amount or proportion stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends, which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend.

We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any other class or series of our capital stock ranking senior to or equally with such series of preferred stock as to distributions upon liquidation, out of our assets legally available for distribution to our stockholders before we make any distribution or payment to holders of any of our securities ranking junior to such series of preferred stock. After we pay the full amount of the liquidating distributions to the holders of preferred stock to which they are entitled, such holders will have no right or claim to any of our remaining assets.

If we voluntarily or involuntarily liquidate, dissolve or wind up our business and our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of each series of preferred stock and any other shares of our stock ranking senior to or equal with such series as to any such distribution, then we will only make pro rata distributions to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business.

If we have paid the full liquidation preference to all holders of preferred stock, we will distribute our remaining assets among the holders of any other classes or series of our capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up of our business, according to their respective rights and preferences. For such purposes, our consolidation with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be considered a liquidation, dissolution or winding up of our business.

Voting Rights

As a holder of preferred stock, you will not have any voting rights, except as we describe in this section or in the applicable prospectus supplement or as required by law.

Except as provided otherwise for any series of preferred stock, unless we receive the consent of a majority of all the outstanding shares of such series of preferred stock, we will not:

•

authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to such series of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up of our business;

•

reclassify any authorized capital stock into such shares of capital stock ranking senior to such series of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up of our business;

•

create, authorize or issue any obligation or security convertible into or evidencing the right to purchase shares of capital stock ranking senior to such series of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

•

amend, alter or repeal our certificate of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred stock or the holders of that stock.

As a holder of preferred stock, you may give your consent in person or by proxy, either in writing or at a meeting with each series voting separately as a class. We are not required to obtain your consent, as a holder of preferred stock, for the following actions because they will be deemed not to adversely affect any right, preference, or voting power of your series of preferred stock:

•

if upon the amendment, alteration, or repeal our certificate of incorporation, whether by merger, consolidation or otherwise, your series of preferred stock remains outstanding with its terms materially unchanged, taking into account that, upon the occurrence of such an event, we may not be the surviving entity;

•

any increase in the amount of the authorized preferred stock, or the creation or issuance of any other series of preferred stock, provided such series of preferred stock ranks equal with or junior to your series of preferred stock; or

•

any increase in the amount of authorized shares of a series of preferred stock, in each case ranking equal with or junior to the preferred stock of such series with respect to payment of dividends, or the distribution of our assets upon liquidation, dissolution or winding-up of our business.

The foregoing voting provisions will not apply if we redeem or call for redemption all shares of a series of preferred stock outstanding at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected. All outstanding shares of a series of preferred stock will be deemed to have been redeemed or called for redemption provided sufficient funds will have been deposited in trust to effect such redemption.

Conversion or Exchange Rights

We will specify in the applicable prospectus supplement the terms and conditions, if any, upon which any series of preferred stock is convertible into common stock or preferred stock of a different series or exchangeable for other securities. Such terms will include:

•	the number of shares of common stock, preferred stock or other securities to be received on conversion or exchange of each share of such preferred stock;

•	the conversion or exchange price or rate or method of calculation;

•	the conversion or exchange period;

•	whether conversion or exchange is at our option and/or at the option of the holder of preferred stock;

•	any events resulting in adjustment of the conversion or exchange price or rate; and

•	rights of conversion or exchange in the event we call for redemption such series of preferred stock.

Restrictions on Ownership

For us to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year. To assist us in meeting this requirement, we may take actions including the automatic conversion of shares in excess of this ownership restriction into excess stock to limit the ownership of our outstanding equity securities, actually or constructively, by one person or entity. See “Limits on Ownership of Common Stock” beginning on page 24.

Transfer Agent

We will name the transfer agent and registrar for the preferred stock in the applicable prospectus supplement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or depositary shares. The consideration per share of common stock or preferred stock or per depositary share may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by us or on our behalf of shares of the underlying security, or they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, or other securities or property, securing the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock, depository shares or other security or property under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the stock purchase contracts.

The securities related to the stock purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase the underlying security or property under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. The shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement among Boston Properties, Inc., the depositary named in the deposit agreement, and the holders of the depositary receipts. Immediately following our issuance and delivery of the preferred stock to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Subject to the terms of the applicable depositary agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by the depositary receipts, to all the rights and preferences of preferred stock represented by the depositary shares, including dividend, voting, conversion, redemption and liquidation rights, in each case as designated by our board of directors and described in the applicable prospectus supplement.

The summary of our depositary shares set forth below is not complete. You should refer to the applicable prospectus supplement, provisions of the deposit agreement and the depositary receipts that will be filed with the SEC as part of the offering of any depositary shares. To obtain copies of these documents, see “Where You Can Find More Information.”

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the shares of the applicable series of the preferred stock proportionately to the record holders of the depositary receipts entitled to receive the distribution. Such distributions are subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

In the event of a non-cash distribution, the depositary will distribute property it receives to the record holders of depositary receipts entitled to the property unless the depositary determines that it cannot be made proportionately or it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds of such sale to holders of the depository receipts entitled to receive the distribution. Such distributions by the depositary are subject to certain obligations of holders to file proofs, certificates, and other information and to pay certain changes and expenses to the depositary.

Withdrawal of Shares

Unless the related depositary shares have been called previously for redemption, upon surrender of the depositary receipts at the corporate trust office of the depositary, the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional shares of preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption

Whenever we redeem preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed, provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. With respect to noncumulative preferred stock, dividends will be paid for the current dividend period only. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata or by any other equitable method determined by us.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease. However, the holders will have the right to receive any moneys payable upon redemption and any money or other property that the holders of such depositary receipts were entitled to at the time of redemption when they surrender their depositary receipts to the depositary.

Voting Rights

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary receipts related to such preferred stock. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights of the preferred stock related to such holder’s depositary receipts. The record date for depositary receipts will be the same date as the record date for preferred stock. The depositary will vote the preferred stock related to such depositary receipts in accordance with such instructions, and we will agree to take all reasonable action that the depositary deems necessary to enable it to vote the preferred stock. The depositary will abstain from voting the preferred stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts.

Liquidation Preference

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, each holder of a depositary receipt will be entitled to the fraction of the liquidation preference accorded the preferred stock represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion or Exchange of Preferred Stock

The depositary shares, as such, are not convertible into or exchangeable for common stock or any other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the depositary with written instructions to the depositary to instruct us to cause conversion or exchange of the preferred stock represented by the depositary shares into whole common stock, other preferred stock or other securities or property. Upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion or exchange thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion or exchange. If the depositary shares evidenced by a depositary receipt are to be converted or exchanged in part only, one or more new depositary receipts will be issued for any depositary shares not to be converted or exchanged. No fractional shares will be issued upon conversion or exchange. If conversion or exchange will result in a fractional share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of the shares on the last business day prior to the conversion or exchange.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between the depositary and us.

However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the existing holders of at least a majority of the depositary shares evidenced by outstanding depositary receipts.

We may terminate the deposit agreement upon not less than 30 days’ prior written notice to the depositary if (1) such termination is to preserve our status as a REIT or (2) a majority of each class of preferred stock affected by such termination consents to such termination. Upon termination of the deposit agreement, the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts. In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed;

•

there has been a final distribution in respect of the related share of preferred stock in connection with any liquidation, dissolution, or winding-up and such distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock; or

•	the related preferred stock shall have been converted into capital stock that is not represented by depositary shares.

Fees of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the depositary’s fees and expenses for any duties that holders request to be performed which are outside those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its resignation, and we may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Restrictions on Ownership

In order to safeguard us against an inadvertent loss of REIT status, the deposit agreement will contain provisions restricting the ownership and transfer of depositary shares. These restrictions will be described in the applicable prospectus supplement.

Miscellaneous

The depositary will forward to holders of depositary receipts any reports and communications from us which it receives with respect to the related shares of preferred stock. Neither we nor the depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of the depositary and us under the deposit agreement will be limited to performing their duties thereunder in good faith and without gross negligence or willful misconduct. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares, or preferred stock represented thereby unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock represented thereby for deposit, holders of depositary receipts, or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

If the depositary shall receive conflicting claims, requests, or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests, or instructions received from us.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our preferred stock or our common stock. Warrants may be issued independently, together with any other securities offered by any prospectus supplement or through a dividend or other distribution to our and may be attached to or separate from such securities. We may issue warrants under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In the applicable prospectus supplement, we will describe the terms of the warrants and applicable warrant agreement, including, where applicable, the following:

•	the title of such warrants;

•	their aggregate number;

•	the price or prices at which we will issue them;

•	the designation, number and terms of the preferred stock or common stock that can be purchased upon exercise of them;

•	the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such security;

•	the date, if any, on and after which they and the related preferred stock or common stock, if any, will be separately transferable;

•	the price at which each share of preferred stock or common stock that can be purchased upon exercise of such warrants may be purchased;

•	the date on which the right to exercise them shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations, and

•	any other terms of such warrants, including terms, procedures, and limitations relating to the transferability, exchange, and exercise of such warrants.

LIMITS ON OWNERSHIP OF COMMON STOCK

Ownership Limits

For us to qualify as a real estate investment trust under the Internal Revenue Code, among other things, not more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year, and our outstanding stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In order to protect us against the risk of losing our status as a real estate investment trust and to otherwise protect us from the consequences of a concentration of ownership among our stockholders, our certificate of incorporation provides that generally no holder may beneficially own more than 6.6% of any class or series of our stock. Under our certificate of incorporation, a person generally “beneficially owns” shares if:

the person has direct ownership of the shares;

•

the person has indirect ownership of the shares taking into account the constructive ownership rules of Section 544 of the Internal Revenue Code, as modified by Section 856(h)(1)(B) of the Internal Revenue Code; or

•	the person would be deemed to beneficially own the shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Our certificate of incorporation provides two exceptions to the 6.6% ownership limit.

15% Related Party Ownership Limit

Each of Messrs. Mortimer B. Zuckerman and Edward H. Linde, together with his respective heirs, legatees, devisees and any other person whose beneficial ownership of shares of our common stock would be attributed to him under the Internal Revenue Code, is subject to an ownership limit of 15%.

15% Look-Through Entity Ownership Limit

Trusts described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code, as modified by Section 856(h)(3) of the Internal Revenue Code, and entities registered under the Investment Company Act of 1940 are subject to an ownership limit of 15%. These types of entities are among the entities that are not treated as stockholders under the requirement that not more than 50% in value of our outstanding stock be owned by five or fewer individuals during the last half of a taxable year other than our first year. Rather, the beneficial owners of these entities will be counted as stockholders for this purpose.

Additionally, our board of directors may, in its sole discretion, waive the foregoing ownership limits if evidence satisfactory to the board of directors is presented that the changes in ownership will not jeopardize our status as a real estate investment trust and the board of directors otherwise determines that such action is in our best interests.

These ownership limitations may have the effect of precluding the acquisition of control of our company.

Shares in Excess of Ownership Limits

Purported transfers of our stock or beneficial ownership of our stock that would result in:

•	any person violating the ownership limit applicable to that person;

•	our stock being beneficially owned by fewer than 100 persons;

•	Boston Properties, Inc. being “closely held” with the meaning of Section 856(h) of the Internal Revenue Code; or

•	Boston Properties, Inc. constructively owning 10% or more of one of our tenants,

shall be null and void and of no effect with respect to the number of shares of stock that would cause such result. These shares will be converted automatically into an equal number of shares of our excess stock that will be transferred by operation of law to a trust for the benefit of a qualified charitable organization selected by us. Additionally, events other than purported transfers that would result in the occurrence of any of the events described above will result in a number of shares of stock sufficient to prevent the occurrence of such event converting into an equal number of shares of our excess stock and being transferred to the trust. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the excess stock to a person who could own the shares without violating the applicable limits and distribute to the original transferee-stockholder an amount equal to the lesser of:

•	the proceeds of the sale; or

•

the price paid by the original transferee-owner for the shares of our stock that converted into excess stock in the purported transfer that triggered such conversion or, if the event that triggered the conversion of shares into excess stock was a gift or an event other than a transfer, the market price of the shares of our stock that converted into excess stock on the date of such event, which will be determined in the manner set forth in our certificate of incorporation.

All dividends and other distributions received with respect to the excess stock prior to their sale by the trust and any proceeds from the sale by the trust in excess of the amount distributable to the original transferee-owner will be distributed to the beneficiary of the trust.

The foregoing restrictions will not apply if our board of directors determines that it is no longer in our best interests to attempt to, or to continue to, qualify as a real estate investment trust.

Right to Purchase Excess Stock

In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any shares of excess stock are held by the trust, to purchase all or any portion of these shares for the lesser of:

•

the price paid by the original transferee-owner for the shares of our stock that converted into excess stock in the purported transfer that triggered such conversion or, if the event that triggered the conversion of shares into excess stock was a gift or an event other than a transfer, the market price of the shares of our stock that converted into excess stock on the date of such event, which will be determined in the manner set forth in our certificate of incorporation; or

•	the market price of our stock on the date we exercise our option to purchase, which will be determined in the manner set forth in our certificate of incorporation.

The 90-day period begins on the date of the purported transfer or other event that resulted in the conversion of shares into excess stock if the original transferee-stockholder gives notice to us of such event or, if no notice is given, the date on which our board of directors determines that such event has occurred.

Disclosure of Stock Ownership by Our Stockholders

Each of our stockholders will be required to disclose to us upon demand in writing any information we may request to determine our status as a real estate investment trust and ensure compliance with the ownership limits.

IMPORTANT PROVISIONS OF DELAWARE LAW, OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND OTHER GOVERNANCE DOCUMENTS

The following is a summary of important provisions of Delaware law, our certificate of incorporation and bylaws and other governance documents which affect us and our stockholders. The description below is intended as only a summary. You can access complete information by referring to Delaware General Corporation Law, our certificate of incorporation and bylaws and the other governance documents referred to in this section, and the following summary is qualified in its entirety by reference to such documents and the applicable provisions of the Delaware General Corporation Law.

Business Combinations with Interested Stockholders under Delaware Law

Section 203 of the Delaware General Corporation Law prevents a publicly held corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide participants with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or after the date on which the person became an interested stockholder, the business combination is approved by the board of directors and the holders of at least two-thirds of the voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

As defined in Section 203, the term “interested stockholder” is generally (1) a person who, together with affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock or (2) a person who is an affiliate or associate of the corporation and was, together with affiliates and associates, the owner of 15% or more of a corporation’s outstanding voting stock within the past three years. As defined in Section 203, a “business combination” includes mergers, consolidations, stock and assets sales and other transactions with the interested stockholder.

The provisions of Section 203 may have the effect of delaying, deferring or preventing a change of control of our company.

Amendment of Our Certificate of Incorporation and Bylaws

Amendments to our certificate of incorporation must be approved by the affirmative vote of more than 75% of the directors then in office and generally by the vote of a majority of the votes entitled to be cast at a meeting of our stockholders. However, the affirmative vote of not less than 75% of our outstanding shares entitled to vote thereon, voting together as a single class, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon, is required for amendments dealing with fundamental governance provisions of our certificate of incorporation, including provisions relating to:

•	stockholder action;

•	the powers, election of, removal of and classification of directors;

•	limitation of liability; and

•	amendment of our bylaws or certificate of incorporation.

Unless otherwise required by law, our board of directors may amend our bylaws by a majority vote of our directors then in office. Our bylaws may also be amended at a meeting of stockholders by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to be cast on such amendment, voting together as a single class, if our board of directors recommends the approval of the amendment. Otherwise our bylaws may be amended at a meeting of stockholders by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class.

Meetings of Stockholders

Under our bylaws, we will hold annual meetings of our stockholders at a date and time as determined by our board of directors, Chairman or President. Our bylaws require advance notice for our stockholders to make nominations of candidates for our board of directors or bring other business before an annual meeting of our stockholders. Only our board of directors can call special meetings of our stockholders and any special meeting is restricted to considering and acting upon matters set forth in the notice of that special meeting.

Board of Directors

Our board of directors is divided into three classes. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified.

Our certificate of incorporation provides that the affirmative vote of more than 75% of the directors then in office is required to approve fundamental transactions or actions, including:

•	a change of control of Boston Properties, Inc. or of Boston Properties Limited Partnership;

•	any amendment to the limited partnership agreement of Boston Properties Limited Partnership;

•	any waiver of the limitations on ownership contained in our certificate of incorporation;

•	any merger, consolidation or sale of all or substantially all of the assets of Boston Properties, Inc. or of Boston Properties Limited Partnership;

•	certain issuances of equity securities by Boston Properties, Inc. (but not including, among others, underwritten public offerings);

•

Boston Properties, Inc. or Boston Properties Limited Partnership making a general assignment for the benefit of creditors or instituting any proceedings in bankruptcy or for the liquidation, dissolution, reorganization or winding up of either entity or consenting to the taking of any of these actions against either entity;

•	any amendment of our certificate of incorporation;

•

Boston Properties, Inc. conducting business other than through Boston Properties Limited Partnership, or for either of them to engage in any business other than the ownership, construction, development, management and operation of commercial real estate properties; and

•	termination of our status as a REIT.

Shareholder Rights Plan and Ownership Limitations

We have adopted a shareholder rights agreement. In addition, our certificate of incorporation contains provisions that limit the ownership by any person of shares of any class or series of our capital stock. See “Description of Common Stock—Shareholder Rights Plan” beginning on page 10 and “Limits on Ownership of Common Stock” beginning on page 24.

Limitation of Directors’ and Officers’ Liability

Our certificate of incorporation generally limits the liability of our directors to us to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended. The Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against these persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation’s best interests and, in the case of a criminal proceeding, provided each person had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not allow indemnification of directors in the case of an action by or in the right of a corporation unless the directors successfully defend the action or indemnification is ordered by the court.

Our bylaws provide that our directors and officers will be, and, in the discretion of our board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of our company. Our bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director’s liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, including an injunction or rescission, for breach of fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the staff of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and some of our officers. The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law and advance to our directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by our directors and officers seeking to enforce their rights under the indemnification agreements and may cover our directors and officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to our directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or stockholders to eliminate the rights it provides.

Boston Properties Limited Partnership Agreement

We have agreed in the limited partnership agreement of Boston Properties Limited Partnership not to engage in specified extraordinary transactions, including, among others, business combinations, unless limited partners of Boston Properties Limited Partnership, other than Boston Properties, Inc., receive, or have the opportunity to receive, either

(1) the same consideration for their partnership interests as holders of our common stock in the transaction or (2) limited partnership units that, among other things, would entitle the holders, upon redemption of these units, to receive shares of common equity of a publicly traded company or the same consideration as holders of our common stock received in the transaction. If these limited partners would not receive such consideration, we cannot engage in the transaction unless limited partners holding at least 75% of the common units of limited partnership interest, other than those held by Boston Properties, Inc. or its affiliates, consent to the transaction. In addition, we have agreed in the limited partnership agreement of Boston Properties Limited Partnership that we will not complete business combinations in which we receive the approval of our common stockholders unless either (1) limited partners holding at least 75% of the common units of limited partnership interest, other than those held by Boston Properties, Inc. or its affiliates, consent to the transaction or (2) the limited partners of Boston Properties Limited Partnership are also allowed to vote and the transaction would have been approved had these limited partners been able to vote as common stockholders on the transaction. Therefore, if our common stockholders approve a specified extraordinary transaction, the partnership agreement requires the following before we can complete the transaction:

•	holders of partnership interests in Boston Properties Limited Partnership, including Boston Properties, Inc., must vote on the matter;

•	Boston Properties, Inc. must vote all of its partnership interests in the same proportion as our stockholders voted on the transaction; and

•

the result of the vote of holders of partnership interests in Boston Properties Limited Partnership must be such that had such vote been a vote of stockholders, the transaction would have been approved.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material United States federal income tax consequences relating to our qualification as a REIT and the ownership and disposition of shares of our common stock.

Because this is a summary that is intended to address only certain material United States federal income tax consequences relating to the ownership and disposition of shares of our common stock generally applicable to holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•

special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, a person who holds 10% or more (by vote or value) of our stock, or are otherwise subject to special tax treatment under the Internal Revenue Code;

•	this summary does not address state, local, or non-U.S. tax considerations;

•	this summary deals only with shareholders that hold shares of our stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of shares of our common stock on your individual tax situation, including any state, local, or non-U.S. tax consequences.

The information in this section is based on the current Internal Revenue Code, current, temporary, and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, or “IRS,” including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations, and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion which do not bind the IRS or the courts, and that a court could agree with the IRS.

Classification and Taxation of Boston Properties as a REIT

We have elected to be taxed as a REIT under the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

We believe that we are organized and have operated in such a manner so as to qualify as a REIT, but there can be no assurance that we have qualified or will remain qualified as a REIT. In the opinion of our tax counsel, Goodwin Procter LLP, based upon and subject to the various assumptions and on our representations concerning our organization and operations, commencing with the taxable year ending December 31, 1997, our form of organization and operations are such as to enable us to qualify as a “real estate investment trust” under the applicable provisions of the Internal Revenue Code. It must be emphasized that the opinion of Goodwin Procter LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, and past, present and future conduct of our business operations, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our status as a REIT. While we believe that we are organized and have operated and intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Goodwin Procter LLP or us that we have so qualified or will so qualify for any particular year. Goodwin Procter LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Goodwin Procter LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. However, we will be subject to federal income tax as follows:

•

We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

•	Under some circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference;

•

If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business (including certain foreign currency gain attributable thereto recognized after July 30, 2008), or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income;

•

Our net income from “prohibited transactions” (including certain foreign currency gain attributable thereto recognized after July 30, 2008) will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property;

•

If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability;

•

If we fail to satisfy any of the REIT asset tests, as described below, other than a failure by a de minimis amount of the 5% or 10% assets tests, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the product of (x) the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests, and (y) the highest U.S. federal income tax rate then applicable to U.S. corporations.

•

If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification—General;”

•

We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior taxable years;

•

We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants, and/or our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties;

•

If we should acquire any asset from a “C” corporation in a carry-over basis transaction and we subsequently recognize gain on the disposition of such asset during the ten-year period beginning on the date on which we acquired the asset, then, to the extent of any built-in gain, such gain will be subject to tax at the highest regular corporate rate. Built-in gain means the excess of (1) the fair market value of the asset as of the beginning of the applicable recognition period over (2) the adjusted basis in such asset as of the beginning of such recognition period;

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would: (1) include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, (2) be deemed to have paid the tax that we paid on such gain, and (3) be allowed a credit for its proportionate share of the tax deemed to have been paid with an adjustment made to increase the stockholders’ basis in our common stock.

•

We may have subsidiaries or own interests in other lower-tier entities that are C corporations that will jointly elect, with us, to be treated as a taxable REIT subsidiary, the earnings of which would be subject to U.S. federal corporate income tax.

No assurance can be given that the amount of any such federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

We elected to be taxable as a REIT for United States federal income tax purposes for our taxable year ended December 31, 1997. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, sources of income, nature of assets and distributions of income to stockholders.

The Internal Revenue Code defines a REIT as a corporation, trust, or association:

(1)	which is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

(4)	which is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities;

(7)	which makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	which uses a calendar year for United States federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder; and

(9)	which meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3), and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation, and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

To qualify as a REIT, we also cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We do not believe that we have any non-REIT earnings and profits and believe that we therefore satisfy this requirement.

Protection from Stock Concentration

In order to protect us from a concentration of ownership of stock that would cause us to fail condition (6) above, our charter provides that stock owned, or deemed to be owned or transferred to a stockholder in excess of specified ownership limits will be converted automatically into Excess Stock (as defined below) and transferred to a charity for resale. The original stockholder is entitled to receive certain proceeds from such a resale. Excess Stock is a separate class of our capital stock that is entitled to no voting rights but shares ratably with the common stock in dividends and rights upon dissolution. Because of the absence of authority on this issue, however, we cannot assure you that the operation of the Excess Stock or other provisions contained in our charter will, as a matter of law, prevent a violation of the share ownership requirements in conditions (5) and (6) above. If there were such a share ownership violation and the operation of the Excess Stock or other provisions contained in our charter were not held to cure such violation, we may be disqualified as a REIT. In rendering its opinion that we are organized in a manner that permits us to qualify as a REIT, Goodwin Procter LLP is relying on our representation that the ownership of our stock (without regard to the Excess Stock provisions) satisfies condition (6) above. Goodwin Procter LLP expresses no opinion as to whether, as a matter of law, the Excess Stock or other provisions contained in our charter preclude it from failing condition (6) above.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for United States federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT. All assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” of ours is a corporation in which we directly or indirectly own stock and that jointly elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to United States federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of United States federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants, and/or the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. A taxable REIT subsidiary may also engage in other activities that, if conducted by us other than through a taxable REIT subsidiary, could result in the receipt of non-qualifying income or the ownership of non-qualifying assets.

Ownership of Partnership Interests by a REIT

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, Boston Properties’ proportionate share of the assets and items of income of Boston Properties Limited Partnership, including Boston Properties Limited Partnership’s share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest, will be treated as Boston Properties’ assets and liabilities and its items of income for purposes of applying the requirements described in this prospectus. Boston Properties has control over Boston Properties Limited Partnership and substantially all of the partnerships and limited liability company subsidiaries of Boston Properties Limited Partnership and intends to operate them in a manner that is consistent with the requirements for the qualification of Boston Properties as a REIT.

Income Tests Applicable to REITs

To qualify as a REIT, we must satisfy two gross income tests. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT, and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, some payments under hedging instruments, and gain from the sale or disposition of stock or securities and some hedging instruments.

Income and gain from certain hedging transactions entered into after July 30, 2008 will not constitute gross income for purposes of both the 75% and 95% gross income tests. See “—Hedging Transactions.” In addition, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests.

Rents we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility” as defined in Section 856(d)(9)(D) of the Code or a “qualified health care property” as defined in Section 856(e)(6)(D)(i) of the Code, and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to us of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

We have not charged, and do not anticipate charging, significant rent that is based in whole or in part on the income or profits of any person. We have not derived, and do not anticipate deriving, significant rents from related party tenants. We have not derived, and do not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents from that property. We have not derived, and do not anticipate deriving, impermissible tenant service income that exceeds 1% of our total income from any property.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our federal income tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. As discussed under “—Classification of Boston Properties as a REIT,” even if these relief provisions apply, a tax would be imposed based on the amount of non-qualifying income.

Asset Tests Applicable to REITs

At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

(1)	at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items, and government securities. Real estate assets include, for this purpose, stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares of our stock or long-term debt;

(2)	not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

(3)	except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the test described in clause (1): the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of any one issuer’s outstanding voting securities; and we may not own more than 10% of the value of the outstanding securities of any one issuer; and

(4)	not more than 20% (25% for taxable years beginning after July 30, 2008) of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the IRS might not disagree with our determinations. In addition, the securities that we own in our taxable REIT subsidiaries do not, in the aggregate, exceed 20% of the total value of our assets.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20%, and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets (including changes in relative values as a result of fluctuations in foreign currency exchange rates). If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets or otherwise satisfy the requirements of such asset tests within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of the total value of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect and, following our identification of the failure, we filed a schedule in accordance with the Treasury Regulations describing each asset that caused the failure, we are permitted to avoid disqualification as a REIT, after the thirty day cure period, by taking steps to satisfy the requirements of the applicable asset test within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred, including the disposition of sufficient assets to meet the asset tests and paying a tax equal to the greater of $50,000 or the product of (x) the net income generated by the non-qualifying assets during the period in which we failed to satisfy the relevant asset test, and (y) the highest U.S. federal income tax rate then applicable to U.S. corporations.

Annual Distribution Requirements Applicable to REITs.

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we recognize any built-in gain, we will be required, under Treasury regulations, to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See “—Classification and Taxation of Boston Properties as a REIT” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

We believe that we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

Our REIT taxable income has been and is expected to be less than our cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

To the extent that we do not distribute (and are not deemed to have distributed) all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we are subject to tax on these retained amounts at regular corporate tax rates.

We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Prohibited Transactions

Net income derived from a prohibited transactions (including certain foreign currency gain that is recognized after July 30, 2008) is subject to a 100% tax. The term “prohibited transactions” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the specific facts and circumstances. The Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain additional requirements will not be treated as prohibited transactions, but compliance with the safe harbor may not always be practical. Moreover the character of REIT dividends attributable to gain from assets that comply with the foregoing safe harbor as ordinary income or capital gain must still be determined pursuant to the specific facts and circumstances. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. However, no assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that the safe-harbor provisions will apply. The 100% tax will not apply to gains from the sale of property held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property and certain foreign currency gain attributable to foreclosure property recognized after July 30, 2008, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property primarily for sale to customers in the ordinary course of a trade or business.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction (i) made in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets or (ii) entered into after July 30, 2008 primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain), which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test and, in respect of hedges entered into after July 30, 2008, the 75% gross income test. To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

Proposed Legislation under the Publicly Traded Partnership Rules

Legislation was recently introduced in Congress that would treat publicly traded partnerships as corporations for federal income tax purposes if the partnership directly or indirectly derives income from certain investment adviser or asset management services. Because certain of Boston Properties Limited Partnership’s current activities could constitute investment adviser or asset management services as defined for these purposes, unless transfers of ownership of interests in Boston Properties Limited Partnership are limited in a manner that complies with certain regulatory safe harbors or another exception applies, it is possible that this legislation, if enacted, could cause Boston Properties Limited Partnership to be taxable as a corporation. Classification of Boston Properties Limited Partnership as a corporation would also cause Boston Properties, Inc. to fail to qualify as a REIT. Under a transitional rule contained in one version of the proposed legislation Boston Properties Limited Partnership would be exempt from the new rules until its taxable year beginning January 1, 2013. It is possible, however, that any legislation enacted may include a shorter transition period, may be effective immediately, or possibly even retroactively.

Congress is also considering legislative proposals to treat all or part of certain income allocated to a partner by a partnership in respect of certain services provided to or for the benefit of the partnership (“carried interest revenue”) as ordinary income for U.S. federal income tax purposes. While the current legislative proposal provides that such income will nevertheless retain its original character for purposes of the REIT qualification tests, it is not clear what form any such final legislation would take. Furthermore, under the proposed legislation, carried interest revenue could be treated as non-qualifying income for purposes of the “qualifying income” exception to the publicly-traded partnership rules. If enacted, this could result in Boston Properties Limited Partnership being taxable as a corporation for U.S. federal income tax purposes if the amount of any such carried interest revenue plus any other non-qualifying income earned by Boston Properties Limited Partnership exceeds 10% of its gross income in any taxable year.

Failure of Boston Properties to Qualify as a REIT

In the event we violate a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders through 2010 will generally be taxable to stockholders who are individual U.S. stockholders at a maximum rate of 15%, and dividends received by our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

Taxation of shareholders and potential tax consequences of their investment in shares of common or preferred stock

Taxation of Taxable U.S. Stockholders

The term “U.S. stockholder” means a holder of shares of our common or preferred stock who, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

The term “non-U.S. stockholder” shall refer to any owners of our common or preferred stock that are not U.S. stockholders for purposes of this Registration.

If a partnership or an entity treated as a partnership for federal income tax purposes holds our stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your own tax advisor regarding the consequences of the ownership and disposition of shares of our stock by the partnership.

Dividends

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of current or accumulated earnings and profits that we do not designate as capital gain dividends. Distributions on our preferred stock will be treated as made out of any available earnings and profits in priority to distributions on our common stock. Dividends paid to a non-corporate U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income” that is currently in effect through 2010. Qualified dividend income generally includes dividends paid to most United States non-corporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to United States federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%, but this rate is scheduled to increase after 2010. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from taxable corporations, such as our taxable REIT subsidiaries, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). The preferential rates on qualified dividend income will expire on December 31, 2010, unless extended by Congress. In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend. Dividends paid to a corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% U.S. federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, we may elect to designate the retained amount as a capital gain dividend with the result that a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize gain upon a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain. Ordinary income and capital gain must be allocated proportionately among taxable dividends on both our preferred stock and common stock.

Taxation of U.S. Stockholders on the Disposition of Common Stock or Preferred Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of shares of our stock as long-term capital gain or loss if the U.S. stockholder has held the shares for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of shares of stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock or preferred stock may be disallowed if the U.S. stockholder repurchases our common stock or preferred stock within 30 days before or after the disposition.

A redemption by us of any redeemable preferred stock we may issue could be treated either as a taxable disposition of shares or as a dividend, depending on the applicable facts and circumstances. In the event we issue any redeemable preferred stock, the Prospectus Supplement will discuss the tax consequences of owning such securities in greater detail.

Capital Gains and Losses

The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gains applicable to non-corporate taxpayers is 15% for sales and exchanges of capital assets held for more than one year occurring through December 31, 2010. A 20% rate applies to sales and exchanges of capital assets occurring after December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income on depreciation recapture if the property were “section 1245 property” (“Unrecaptured Section 1250 Gains”). With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders as long-term capital gains or Unrecaptured Section 1250 Gains. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates (currently up to 35%). A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock or preferred stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a current rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact;

•	or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see “Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock or preferred stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•

either (a) one pension trust owns more than 25% of the value of our stock; or (b) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of shares of our stock, including any reporting requirements.

A non-U.S. stockholder who receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain, will be treated as receiving an ordinary dividend to the extent that we pay the distribution out of our current or accumulated earnings and profits and, subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding taxes do not apply, or do not apply as favorably, to dividends from REITs. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a United States trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions, and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold United States income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Additional withholding regulations may require us to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

Except as discussed below with respect to 5% or smaller holders of regularly traded classes of stock, for any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” (“USRPI”) under special provisions of the United States federal income tax laws known as the Foreign Investment in Real Property Act, or “FIRPTA.” The term USRPIs includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in U.S. real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a United States business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. However, FIRPTA and the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the recipient non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one year period ending on the date of distribution. Instead, any capital gain dividend will be treated as an ordinary distribution subject to the rules discussed above, which generally impose a 30% withholding tax (unless reduced by a treaty). Also, the branch profits tax will not apply to such a distribution.

A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of our common stock or preferred stock as long as at all times during the applicable testing period, non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met. Even if we meet this test, pursuant to “wash sale” rules under FIRPTA, a non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of our common stock or preferred stock within a certain period prior to a capital gain distribution and directly or indirectly (including through certain affiliates) reacquires our common stock or preferred stock within certain prescribed periods. However, a non-U.S. stockholder will not incur tax under FIRPTA on a disposition of the shares of our common or preferred stock if: (i) such non-U.S. stockholder owned, actually or constructively, at all times during a specified testing period, 5% or less of the total fair market value of a class of our stock that is “regularly traded” on an established securities market; (ii) such non-U.S. stockholder owned shares of a class of our stock that is not publicly traded on an established securities market if the fair market value of the shares acquired by such non-U.S. stockholder on the date of acquisition did not exceed 5% of the regularly traded class of stock with the lowest fair market value; or (iii) such non-U.S. stockholder owned shares of a class of our stock that is convertible into a class of our stock that is regularly traded if the fair market value of the shares acquired by such non-U.S. stockholder on the date of acquisition did not exceed 5% of the total fair market value of the regularly traded class of stock that such shares are convertible into. For as long as our common stock is regularly traded on an established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock unless it owns, actually or constructively, more than 5% of our common stock. If the gain on the sale of our stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•

the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains derived from sources within the United States.

Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

We and/or holders of our stock may be subject to state, local and foreign taxation in various states or local or foreign jurisdictions, including those in which we or they transact business or reside. The foreign, state, and local tax treatment of us and of holders of our stock may not conform to the United States federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in our common stock or preferred stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the federal tax laws and to interpretations of the federal tax laws could adversely affect an investment in our common stock or preferred stock.

SELLING SECURITY HOLDERS

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC which are incorporated into this prospectus by reference.

PLAN OF DISTRIBUTION

Sales by Us

We may sell our securities under this prospectus in any one or more of the following ways:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to brokers or dealers;

•	through underwriting syndicates led by one or more managing underwriters;

•	through one or more underwriters acting alone; and

•	through a combination of any such methods of sale.

Any underwritten offering may be on a best efforts or a firm commitment basis. If underwriters are used in the sale, the securities acquired by the underwriters will be for their own account. The underwriters may resell such securities from time to time in one or more transactions, including without limitation negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. The obligations, if any, of the underwriter to purchase any securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the securities if any are purchased. Any public offering price and any discounts or concessions allowed, reallowed, or paid to dealers may be changed from time to time.

We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers, or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

If a dealer is used in an offering of securities, we will sell the securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any of the prices may represent a discount from the prevailing market prices.

In the sale of the securities, underwriters, dealers, or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will, where applicable:

•	identify any such underwriter or agent;

•

describe any compensation in the form of discounts, concessions, commissions, or otherwise received from us by each such underwriter, dealer, or agent and in the aggregate to all underwriters, dealers, and agents;

•	identify the purchase price and proceeds from such sale;

•	identify the amounts underwritten;

•	identify the nature of the underwriter’s obligation to take the securities; and

•	identify any securities exchanges on which the securities may be listed.

Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. Any other securities sold may or may not be listed on an exchange or market.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing, or maintaining the price of the securities.

Any underwriter may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the securities before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice at any time.

Underwriters, dealers, and agents may engage in transactions with us, perform services for us or our subsidiaries, or be our tenants in the ordinary course of business.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Sales by Selling Security Holders

The selling security holders may resell or redistribute the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling security holders (including but not limited to persons who receive securities from a named selling security holder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to “selling security holders” in this prospectus. The selling security holders may sell the securities by one or more of the following methods, without limitation:

•

block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•	an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the securities may be listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	an offering at other than a fixed price on or through the facilities of any stock exchange on which the securities are listed or to or through a market maker other than on that stock exchange;

•	privately negotiated transactions, directly or through agents;

•	short sales;

•	through the writing of options on the securities, whether or the options are listed on an options exchange;

•	through the distribution of the securities by any security holders to its partners, members or stockholders;

•	one or more underwritten offerings;

•	agreements between a broker or dealer and any security holder to sell a specified number of the securities at a stipulated price per share; and

•	any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

The security holders may also transfer the securities by gift.

The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling security holder. Broker-dealers may agree with a selling security holder to sell a specified number of the securities at a stipulated price per share. If the broker-dealer is unable to sell securities acting as agent for a selling security holder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the selling security holders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of a selling security holder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling security holder’s securities will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

The selling security holders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling security holder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling security holder, including, without limitation, in connection with distributions of the securities by those broker- dealers. A selling security holder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling security holder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling security holders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934 and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling security holders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling security holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We may agree to indemnify the selling security holders and their respective officers, directors, employees and agents, and any underwriter or other person who participates in the offering of the securities, against specified liabilities, including liabilities under the federal securities laws or to contribute to payments the underwriters may be required to make in respect of those liabilities. The selling security holders may agree to indemnify us, the other selling security holders and any underwriter or other person who participates in the offering of the securities, against specified liabilities arising from information provided by the selling security holders for use in this prospectus or any accompanying prospectus supplement, including liabilities under the federal securities laws. In each case, indemnification may include each person who is an affiliate of or controls one of these specified indemnified persons within the meaning of the federal securities laws or is required to contribute to payments the underwriters may be required to make in respect of those liabilities. The selling security holders may agree to indemnify any brokers, dealers or agents who participate in transactions involving sales of the securities against specified liabilities arising under the federal securities laws in connection with the offering and sale of the securities.

We will not receive any proceeds from sales of any securities by the selling security holders.

We can not assure you that the selling security holders will sell all or any portion of the securities offered hereby.

We will supply the selling security holders and any stock exchange upon which the securities are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act of 1933 in connection with any resale or redistribution by a selling security holder, we will file a prospectus supplement setting forth:

•	the aggregate number of securities to be sold;

•	the purchase price;

•	the public offering price;

•	if applicable, the names of any underwriter, agent or broker-dealer; and

•

any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

If a selling security holder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. In the ordinary course of business, Goodwin Procter LLP leases office space at some of our properties.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Boston Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statement of revenue over certain operating expenses of the General Motors Building for the year ended December 31, 2007, incorporated by reference in this prospectus, has been audited by Pannell Kerr Forster, PC, an independent registered public accounting firm, as stated in its report appearing in Boston Properties, Inc.’s amendment to its current report on Form 8-K filed on August 12, 2008.

The combined statements of revenue over certain operating expenses of 540 Madison Avenue, Two Grand Central Tower and 125 West 55th Street in New York City for the year ended December 31, 2007, incorporated by reference in this prospectus, have been audited by Pannell Kerr Forster, PC, an independent registered public accounting firm, as stated in its report appearing in Boston Properties, Inc.’s amendment to its current report on Form 8-K filed on October 24, 2008.

$600,000,000

Boston Properties, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

June 2, 2011

BNY Mellon Capital Markets, LLC	BofA Merrill Lynch	Deutsche Bank Securities

J.P. Morgan	Morgan Stanley